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The following is a transcript of a conference call with analysts and others held on November 18, 2005 announcing Cisco Systems, Inc.’s definitive agreement to acquire Scientific-Atlanta, Inc.

FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

FINAL TRANSCRIPT

Conference Call Transcript

CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

Event Date/Time: Nov. 18. 2005 / 5:30AM PT

Event Duration: N/A

CORPORATE PARTICIPANTS

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

Terry Anderson

Cisco Systems - Director Corporate PR

John Chambers

Cisco Systems - President & CEO

Jim McDonald

Scientific-Atlanta - President & CEO

Mike Volpi

Cisco Systems - SVP & General Manager

CONFERENCE CALL PARTICIPANTS

Nikos Theodosopoulos

UBS - Analyst

Steve Kamman

CIBC - Analyst

Talli Anni

Merrill Lynch - Analyst

Tim Long

Banc of America - Analyst

Brantley Thompson

Goldman Sachs - Analyst

Alex Henderson

Citigroup - Analyst

Bill Becklean

Oppenheimer - Analyst

Mark Sue

RBC Capital Markets - Analyst

Christin Armacost

SG Cowen - Analyst

PRESENTATION

Operator

Good morning and welcome to today’s Cisco Systems Scientific-Atlanta conference call. Following today’s presentation, there will be a formal question-and-answer session. (OPERATOR INSTRUCTIONS). Until then all lines will remain in a listen-only fashion. As a reminder, today’s call is being recorded at the request of the Company. Should you have any objections, you may disconnect at this time. I’d now like to introduce Ms. Terry Anderson, Director of Corporate Public Relations of Cisco Systems. Ma’am, you may begin.

Terry Anderson - Cisco Systems - Director Corporate PR

Good morning, everyone and welcome to our conference call announcing Cisco’s definitive agreement to acquire Scientific-Atlanta of Lawrenceville, Georgia. This is Terry Anderson of Corporate Communications at Cisco Systems and I’m here with John Chambers, President and CEO; Mike Volpi, Senior Vice President and General Manager, Routing and Service Provider Technology Group; and Ned Hooper, Vice President of Corporate Business Development. Also with us is Scientific-Atlanta President and CEO, Jim McDonald, and Tom Robey, Vice President of Investor Relations.

Over the next fifteen minutes, John and Jim will discuss the Scientific-Atlanta acquisition we are announcing today. A 20 to 30 minute question and answer period will follow. A press release with information on today’s announcement can be found on First Call, Full National Business

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

Wire, the European Business and Technical Wire and on the Cisco website at www.Cisco.com. A replay of the Cisco Scientific-Atlanta conference call will be available from 11 AM Eastern time on November 18, 2005 to 8 PM Eastern time on November 23, 2005 at 800-841-4034 in the United States and 203-369-3360 internationally. The replay is also available on the Cisco Investor Relations website at www.Cisco.com/go/investors.

The matters both companies will be discussing today include forward-looking statements and as such are subject to the risks and uncertainties that we discuss in detail in our documents filed with the SEC, specifically the most recent reports on Forms 10-K and 10-Q and any applicable amendments which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Unauthorized recording of this conference call is not permitted and now I would like to turn the call over to John Chambers.

John Chambers - Cisco Systems - President & CEO

Terry, thank you very much and good morning, everyone. In today’s call, it will be my pleasure to partner with my counterpart from Scientific-Atlanta, Jim McDonald. We will cover the following topics. First, Cisco’s overall vision and strategy for the service provider and consumer market segments as data, voice, video and mobility converge. Second, how Scientific-Atlanta, the industry leader in video products and expertise, fits into that strategy and vision. Third, Scientific-Atlanta’s view on the marketplace evolution and reasons for this combination with Cisco and finally, Jim and I will be honored to have a good Q&A with each of you.

First let me begin by saying that today’s announcement represents much more than an exciting opportunity for Cisco. It literally completes a large part of our quadruple play as data, voice, video and mobility converge. In many industry analysts’ perspective, Cisco is in the leadership position for sustainable differentiation in data, voice and mobility convergence. Today’s announcement is a major move in completing the fourth element, which is video leadership.

Our strategy has clearly been that intelligence will be distributed throughout the network and that the network will eventually become the platform of the future. We believe that layers one through seven of the OSI stock will at first be loosely and then tightly coupled together with all elements encompassing the convergence of data, voice, video and mobility. The future service provider and consumer markets will in our opinion require intelligence, application, storage, processors and services resin (ph) throughout the network. We believe that today’s acquisition extends our commitment and leadership in both the service provider and consumer market segments.

As we said in Q1 earnings call just last week, the service provider market segment is approximately 25% of our total product business while the consumer market segment is approximately 4%. Both are key drivers for future growth opportunities. The market opportunities represented by this announcement will become the eighth advanced technology in the area that we will call for today digital video. As a reminder, our current seven advanced technologies include home networking, enterprise IP communications, optical networking, security, storage area networking, wireless and, as we announced this past Monday, our host of small-business systems or linked as one direction.

Video is emerging as a key element in the service provider quadruple play bundle encompassing consumer entertainment, communications and online services. In fact, video may be the most critical element in this bundle for ensuring consumer differentiation and loyalty or stickiness if you will to service providers. The opportunity for Cisco is to dramatically reduce the complexity of converging data, voice, video over IP in both a fixed and mobile environment, which is at the core of our expertise.

As we have been saying for several years, an integrated architecture is, in our opinion, the only way to reduce this complexity. Our experience in this market has shown that the more you provide an end-to-end solution to service providers and to the consumer, the greater your likelihood of gaining a larger share of the capital expenditures. For example, this integrated end-to-end approach allows service providers to rapidly and cost effectively deploy new services.

From a consumer market perspective, we believe that it is the consumer view that is driving the next wave of application in the home and therefore the infrastructure of the future must evolve to enable consumers to personalize their experiences with data, voice, video and mobility. Cisco has a broad reach in three of these key areas that make up the quadruple play for service providers; data, voice and mobility. And Scientific, in our opinion, is the leader in the fourth area, video.

They have touched directly approximately 50 million consumers. With this acquisition, Cisco offers an end-to-end quadruple play in the service provider market segment and expands the quad play in the consumer market. In our opinion, Scientific-Atlanta brings the broadest reaching combination of video expertise in the market ranging from the set-top boxes to transmission networks and the professional services to both deliver and remake video work uniquely for the fourth solution.

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

As we’ve said many times, we believe the industry in which Cisco and Scientific-Atlanta participate will consolidate. And that innovation will continue to be through internal development, acquisitions and partnerships. For companies to lead both from an innovation and a marketshare perspective, they must be able to do all three in our opinion.

Video entertainment is becoming increasingly digital and on demand with rapid global adoption of high-definition TV and digital video recording driving the migration to IP-centric platforms. Cable operators are entering the network and set-top box upgrade cycle and telcos are building out new infrastructure for delivery of video entertainment.

Scientific-Atlanta totals approximately 6% of Cisco’s current market capitalization but it immediately positions Cisco as an end-to-end leader in a key strategic area of video delivery for the service provider market segment, which industry analysts believe to be approximately a 10 billion market opportunity by 2009. In combination with our strong consumer market position through Linksys, we will now have a more complete portfolio for the digital home. In particular, our ability to create a unified home network for Scientific-Atlanta set-top boxes and Linksys network entertainment products provides Cisco with a unique differentiation in the consumer market segment.

I would like to now offer more details surrounding the deal. The purchase price for Scientific-Atlanta was approximately $6.9 billion or $43 per outstanding share in cash. After removing the net cash on Scientific-Atlanta’s balance sheet, the net purchase price is 5.3 billion. It is premature to discuss the financial impact after the close but we expect the acquisition to be neutral to Cisco’s pro forma earnings in FY ‘06 to be slightly accretive to pro forma earnings in FY ‘07 and financed with a combination of cash and debt.

Scientific-Atlanta’s current estimated growth rate according to industry analysts is 10 to 12%. After the combination and including synergies brought by Cisco, there is the potential with the appropriate caveat as outlined in our forward-looking statements to grow between 12 and 16% compounded annual growth rate from FY ‘07 to FY ‘10 for the area of video that Scientific-Atlanta is focused on.

The acquisition has been approved by the Board of Directors of each company and is subject to various closing conditions. When this acquisition closes, we will cover in more detail the financial model and expected financial impact. We expect the acquisition of Scientific-Atlanta to close during Cisco’s Q3 FY ‘06 but is subject to regulatory approval. Upon the close, Scientific-Atlanta will join Cisco’s routing and service provider technology group under the leadership of Senior Vice President, Mike Volpi, supporting Cisco’s efforts in the service provider market segment.

I have always believed that the driver of your vision and strategy should be your customers, and as such, solicit (ph) tests for all major strategies or acquisition decisions are those same customers. Yesterday evening I shared with the appropriate confidentiality commitment today’s announcements with two major U.S. service providers and one European service provider. The reactions were very similar and could be summarized in the following way.

First, they were very direct in saying this combination makes tremendous sense and brings a unique excitement to the industry. And in various ways each of them articulated how this combination represents the potential to uniquely position Cisco from an architectural perspective for both service providers and the consumer.

And now it is my pleasure to turn the call over to Jim McDonald, President and CEO of Scientific-Atlanta. Jim, welcome to the Cisco team.

Jim McDonald - Scientific-Atlanta - President & CEO

Thank you, John. Good morning and I’d also like to thank you for joining us this morning. Today’s announcement of our agreement to be acquired by Cisco Systems is a landmark event in the history of Scientific-Atlanta. The combined strengths and resources of our two companies will position us to address more quickly the growing number of opportunities in the markets we serve. More rapid time to market and a broader base of new products and systems will benefit all of our stakeholders with particular emphasis on customers, employees and our shareholders. I want to briefly share with you the process by which we came to this decision and our strong belief that this transaction is the right course for both Scientific-Atlanta and Cisco.

The markets we serve have been changing rapidly and we believe the rate of change will accelerate. We expect a variety of interrelated changes. Technology advances will make new products available. Our customers’ markets will consolidate and bundling of many services, including video, will become increasingly important to all of our customers. Over the past twelve years, we have seen tremendous amount of consolidation among cable operators. Today, two top cable operators serve more than 30 million subscribers. During this consolidation, technology has changed rapidly allowing our customers to offer new services.

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

Our cable customers are now moving to new network architectures to allow the delivery of video, high-speed data and voice services over a converged network. At the same time, telephone companies are entering the entertainment market by offering a bundle of video, data and voice services. These customers want more complete, integrated solutions from fewer vendors.

This rapid change in technology can be seen in our newest products. We offer hard drives and modems and set-tops and cable modems now can support both data and voice services. Soon we will have DVD burners available in our digital video recorders. This dynamic environment generates a tremendous amount of potential for us. However, we need a greater scope in resources to capture the opportunities in the expanding markets.

As a result, we have evaluated a variety of opportunities to identify a combination that would provide the most value to our shareholders, would enable us to provide a broader set of products to meet customers expanding needs and would leverage complementary technologies and at the same time would have compatible corporate cultures. The clear answer to us is Cisco Systems. Both Cisco and Scientific-Atlanta have achieved tremendous technical leadership in strong positions in their respective markets.

The combined skills and experience of Cisco and Scientific-Atlanta’s positions position us uniquely to provide the products and systems, not only for today’s architectures, but also for the next generation architectures that our customers are planning and beginning to implement. The worldwide markets served by our companies are growing in large. Together, we can offer complete solutions to our customers for their integrated intelligent networks and customer premise equipment, including home networking. Our customers will be able to enhance their competitive position by taking advantage of our cost-effective, end-to-end solutions.

Our company cultures are compatible. Both companies lead with technology and have strong engineering-oriented environments. Both companies recognize that their long-term success is related to the ability to serve their customers very well. And both companies are committed to the health and welfare of their employees and the quality of life in the communities in which they operate. We believe that this transaction is beneficial to our shareholders. Cisco’s offer of $43 per share or approximately $6.9 billion represents a 28% premium over the closing price on October 27th before rumors of the sale began to appear in a number of publications.

On an enterprise basis, which adjusts for cash and short-term investments net of debt on our balance sheet, the premium compared to closing price on October 27th is approximately 40%. Let me explain the calculation to you. In calculating the premium, we began with the stock price on October 27th. The closing price of our stock on that day was $33.62 reflecting the sum of two components. First, the operation of the Company, which generates financial results on an ongoing basis and second, our cash and short-term investments net of debt.

Since our cash and short-term investments net of debt represents approximately $10 per share, the operations of the Company were valued at approximately $23.62 per share. This was the enterprise value on October 27th. Similarly, the Cisco offer of $43 per share values the operation of our Company at approximately $33. The difference between the two amounts represents our approximate $10 of cash and short-term investments. The enterprise value premium of this transaction is the difference in value between the enterprise value of the offer and the enterprise value on October 27th. This difference of $9.38 represents a premium of approximately 40%.

In the process, we solicit fairness opinions from three outside parties; Credit Suisse First Boston, Evercore, both of which advised us on this transaction and Lehman Brothers, which was not otherwise involved in the sale. As you might expect, there are a lot of decisions yet to be made and many details that the management teams must work out. One thing however is clear. Cisco is committed to enabling Scientific-Atlanta to continue to execute its business plan. I will remain with the Company for two years and all of our senior management team have agreed to stay on following the close of the transaction.

Our customers and employees should have no doubt of Cisco’s commitment that we will not compromise the service and innovation that contributes to our customers’ success and provide a dynamic and rewarding workplace for our employees.

In summary, we are taking an extraordinary successful company and enhancing its prospects for continued success by joining with Cisco Systems. We believe that the combination will better able us to serve our existing customers, it will better position us to expand our served markets and it will provide a virtually unique set of technical capabilities through which it can address the customers needs. We believe that the world is full of potential and, as part of Cisco, we will look forward to capturing those new opportunities. Now we would be pleased to take any questions.

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Nikos Theodosopoulos, UBS.

Nikos Theodosopoulos - UBS - Analyst

Well, first of all, let me just say congratulations on what seems to be a fair price for both parties and congratulations to Cisco for buying the company with a long history of earnings growth in cash flow generation. My question is on the integration, specifically manufacturing and management. Scientific-Atlanta does predominantly all its manufacturing. It has a plant in Mexico. Cisco has an outsource model. Can you talk about whether you plan on changing that in the near or long-term. Then on management, I think I heard Jim say he is going to stay on for a couple of years. I know if I look back at when Motorola bought General Instrument, there was a lot of momentum lost in that company in the transition of that in that acquisition. Can you talk about how you’re going to try to do a good job on the integration between the two companies? Thank you.

John Chambers - Cisco Systems - President & CEO

Sure. First is I think you started off with exactly the right premise. You have got two companies here that see the market evolution almost identical. And they complement each other in very unique ways, which we will consolidate as the market consolidates. In terms of the teams, as Jim said, all of the senior management has signed up to staying with the combination and secondly, we will make no changes in the organization structure for at least one to two years, and may not even at that time.

In terms of specific manufacturing, our Head of Manufacturing, Angel Mendez and Hector from your all’s side are down in the manufacturing plant in Mexico at the present time. They are world-class in manufacturing. Our team came back and said this was the best manufacturing organization they have seen in Mexico. And a lot of what Jim’s team does is not individual standalone products. They are very tightly integrated together from their ASICs development, to their systems, to their manufacturing, to their consultancy, to their set-top boxes and they have it fueled uniquely to make it work. So Nikos, for us to break that part, especially at the beginning, would not make any sense at all.

Secondly, as we have said many times before, we have done world-class acquisitions and 40% plus of our management team are from those acquisitions. So Jim has a very broad group of leaders that we’ve heard an awful lot about and we met with this morning and I would expect them not only to stay here at the Scientific-Atlanta division within Cisco but for many of them to have, if they’re willing to do it, responsibilities well beyond this in other segments of Cisco as we move forward.

I think — I’m going to ask Jim to comment a little bit on the momentum. I think both of us would anticipate from the rumors in the market and questions going on you might lose a little bit of momentum right at the start but we’ve actually seen the reverse from our customers. The few customers that we confidentially bounced this off of last night were almost the reserve. I think our biggest challenge, Jim, as we discussed with the leaders today, is to prioritize the opportunities.

We think that you, if we do it right, will see the reserve instead of Jim growing at the 10 to 12% (indiscernible), with the appropriate caveats, we think in terms of this opportunity both in the U.S. but also opening up a large segment of the international field could potentially change that growth rate from 10 to 12 to 12 to 16 more in the traditional rate that we have both seen. Jim, your thoughts?

Jim McDonald - Scientific-Atlanta - President & CEO

I think first relative to the manufacturing thing. We’re quite proud of what the people have built in Juarez and when I came 12 years ago we had ours outsourced in Japan and we were losing all the value we were regenerating through the currency transactions. And we had a large part of our business that goes into North America and you can imagine the number of trucks and semis that have to pull out when you ship 1.1 million, 1.2 million set-tops each quarter. So a lot of the manufacturing strategy has got to be based on where your customers are, what you have to get to them. We have a lot of it sourced outside in terms of components and parts and most of that is really sourced in the Far East. So manufacturing strategies need to be flexible.

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

I think on the other point is we have obviously had some distractions with all the publications and things that have surrounded this over the last couple of weeks. I am sure, as our organizations go forward, there will be some distractions. But if you look at the long-term combination, we have a tremendous potential here to grow the business.

Operator

Steve Kamman, CIBC.

Steve Kamman - CIBC - Analyst

I have got two questions. Number one is strategically, as you know, the whole set-top box market is undergoing some pretty significant transition probably I think enabled by Cisco trying to can opener some of the more proprietary elements of that model. So I guess the question is how are you going to manage that transition if you get to more of an open set-top model and that leads into kind of the next element of my question, which is while I do agree SFA is a phenomenally well-managed company, you’re looking at gross margins in the 37, 40% range, operating margins in the 20% range, 17 to 20% range. You guys are obviously significantly higher than that. Do you think you can bring SFA up to more of a Cisco like margin model or is this going to pull down the margins out of Cisco? I realize it’s early in the transaction but this is something you had to have thought about.

John Chambers - Cisco Systems - President & CEO

Okay, Steve. Break it into pieces. We, both Jim and I, do not see the market as evolved as individual boxes. We basically see a market where, using the OSI stock as an example, layers one through seven come together. Intelligent, at first throughout the network, and then over time the network becoming the platform. And I think this really is one more step along that way.

In terms of the set-top box market, you watch what is there. It’s an ASICs product. It’s a combination and the uniqueness that Scientific-Atlanta brings and this is an art to make video really work well. That was one of the lessons that we have learned by talking with service providers and cable companies around the world. It is an art to make this work. were. They bring the combination of that to the market. So what customers will pay a premium for and there will obviously be different margin models just like there is in our Linksys market where we have much lower gross margins and much lower operating expenses. We will go after markets in terms of what is the bottom line profit potential and as you begin to provide an end-to-end solution with industry-leading innovation and products that integrate together and it would therefore reduce the risk for our customers and increase their time to market to get their revenues. For the consumer, less complexity. That actually will increase your margin potential in total.

Do I expect Scientific-Atlanta’s margins to come all the way up to Cisco? No, of course not. But do I think, just like the Linksys model, you’re going to begin to make integration together and I think in total, we will improve our joint margins more than we would without the combination to occur.

Jim McDonald - Scientific-Atlanta - President & CEO

I think the other thing to think about is that what you are really trying to do is drive new services to the consumer. And if you think of where storage is for example we do VOD and SVOD and we have new things our customers are doing, which allows you to restart a program when you come in 20 minutes late, you can restart it. At the same time, you have storage in the device. So you have DVRs and you have a lot of function there. So I think what you find is all parts of the model drive each other and some parts of the model have one profitability analysis and other parts have a different. I think what you really are going to do is they are going to be complementary and drive each other and some pieces will be lower but a lot of other pieces you will drive back in the network are much higher profit models.

John Chambers - Cisco Systems - President & CEO

I agree, Jim.

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

Operator

Talli Anni, Merrill Lynch.

Talli Anni - Merrill Lynch - Analyst

My question is Scientific-Atlanta is a great company, great execution history but it is a change from the strategy you’ve said in the past. John, you have said in the past that you’re going to be looking mostly at acquisitions that are close to the headquarter, small growth companies and here you’re buying a company that is far from the headquarter. Growth is 10 to 12% rather than the higher growth rate you have in your advanced technologies. It is against what you’ve said in the past. So what led you to take this decision to buy a larger company rather than a smaller company?

John Chambers - Cisco Systems - President & CEO

Well, you are right that our market has traditionally been a combination of 104 companies. We’ve actually had several companies that were in this price range in the 5 to $7 billion that we have done and at least one that represented about 20% of our headcount at that point in time. If you look at our focus, we have a very firm rule. When you move into markets, you either partner, acquire or develop in the first five to market. Once those first five are established by definition, you either partner with them or acquire.

Video is an integral part of our strategy that must be part of Cisco’s competency. And so when, you are right, if you look at our five rules of thumb in terms of acquisitions, one of them, geographic proximity, is not matched. But the other four actually match very well. It is extremely strategically aligned with how we see the market evolving and our vision of that market and the role that we play as data, voice, video converges. So you don’t do an acquisition, especially of this size, unless it matches very tightly versus the strategy and vision and a sustainable differentiation with it.

Secondly is you create short-term wins for the shareholders, the customers, the employees, essentially the employees of the acquired company. We think we have done that very successfully and our chemistry match with your people, Jim, is really amazing. We have got a lot of talent here that I’m finding with a group of people that understand how I speak with a southern accent. And you are going to find that we will do very well in not just retaining the employees but both of our companies have a track record of doing that very effectively.

Third is the long-term strategic initiative. It opens up to the market in a way that is going to be very difficult for competitors to match in terms of how we think this market will evolve and we think these devices will all do data, voice, video and mobility integration. And when you bounce this off of our potential customers, there is not a one that didn’t say this was just an amazing, amazing move and they understand why these two companies will uniquely come together.

The next element that we do look at is similar cultures. It’s amazing, when Jim and talked, and it’s the same thing among our teams, we can almost finish each other sentences about individual customers. What’s important to them, what’s their approach, how do we view them, what do they expect from us, etc.? So our cultures are remarkably similar. You do have a geographic proximity issue here. If Jim were in Silicon Valley, it would be five out of five. But four out of five isn’t bad and I go back to the most basic issue of all probably, which is the first five to market are always the leaders long-term. Scientific-Atlanta is number one in our opinion by a very long way, not just in products but integration. So that’s why we focused on it and I think this will be a very successful acquisition.

If you watch the three or four that have made a difference in our future, the first one, Crescendo, an acquisition, which for $10 million of revenue turned out to be billions of dollars in terms of revenue per year now. StrataCom, which clearly brought us into the market and it was the largest acquisition we have done at that point in time over $5 billion and a lot of headcount. Then the Linksys acquisition, which a year and a half ago led us into the consumer market, and now I think the Scientific-Atlanta one that leads us into the video integration.

So while we have done a lot of acquisitions, I’d really put Scientific-Atlanta in potentially the top four if we both execute well. Jim, I don’t if you would add to that?

Jim McDonald - Scientific-Atlanta - President & CEO

I think if you’d look at our customer base, especially all the large customers, I think you would find that all of our large customers are very large customers of Cisco. So it starts with we have an enormous amount of synergy coming from the customer. So if you start there and you start to

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

move back, I think that we deal with very similar technologies. We have similar makeups in how our organizations are structured in terms of talent. So I think as you look through the things, there is just a whole lot of things that are very common starting all the way with the customer.

John Chambers - Cisco Systems - President & CEO

I would agree. Next question please.

Operator

Tim Long, Banc of America.

Tim Long - Banc of America - Analyst

Two quick ones if I could. First, John, for you, maybe could you just talk a little bit about Cisco’s position in cable, fairly diversified. So could you discuss a little bit if this maybe causes a disruption in some of your other cable business maybe in some networks that are more driven by Motorola. So do you see an impact to the rest of the cable business? And then for Jim, I’d love to get some customer thoughts out of you, even if not from discussions in the last 24 hours. I’m sure you’ve had these discussions over the last few years and particularly would love to know if there have been certain examples, whether in the U.S. or internationally, where large deals maybe that didn’t go your way could have more clearly gone your way if you had a more diverse product offering, including what you’re going to have to offer now with Cisco. Thanks.

John Chambers - Cisco Systems - President & CEO

First, Tim, in terms of the cable business, it has been a tremendously successful segment for Cisco, not just in terms of revenue. It grew over 30% this last year and as we said in prior conference calls, crossed the $1 billion market for Cisco and while Mike is here, I feel very comfortable in speaking for him on this one that I clearly expect with the appropriate caveat that they would grow again in excess of 30%. But if you watch what this does, this makes end cable an end-to-end solution and this is very similar to what we have done in enterprise. So when you think about an enterprise, what we’ve been very successful on was an architectural play where we filled in all the pieces.

In cable, we have done the exact same thing. You are now in a position where together we are the key leader with a very large marketshare and the traditional routing. We are the clear leader in IP telephony. We are the leader in mobility and when you look at the cable combinations with companies like Sprint Nextel, you begin to realize the leverage from the mobility side of the house.

Once you add video to that, not just from a product perspective but an integration and tying this all together, which Jim’s team is amazing at making work, that gives us I think leadership that is very, very unique and I think you’ll find the cable players, Tim, probably without exception will say this was a tremendous move for them. I would expect you would see them move very rapidly in terms of what we can do together.

I would add just one other issue before I turn it over to Jim, which is we think we can bring a lot together in the international community, which has not been a major focus of Scientific-Atlanta up to this time. So whether it is in cable or the traditional BTTs, we think that’s a large opportunity for us as well. Jim, to you.

Jim McDonald - Scientific-Atlanta - President & CEO

If you think of the two parts you asked. The first one is I called my largest two customers last night because we have confidential relationships with them and we have been friends for a long time and they were both very positive on the transaction. They are also very large customers of Cisco today. So they know Cisco. They know us very well. So I think if you look at the customer side of this thing, they are quite positive because they are interested in speed to market, how they get new services in front of the consumer, how they put all of this stuff and integrate it together. As you do this, these things get more complicated and you need more depth of resources and you need a lot of different kinds of resources to do it. So they were quite positive.

Have I lost a deal I should have gotten? Sure. I’ve lost one and I know specifically why I lost it was because I didn’t have the ongoing relationship with the customer because as the telephone guys enter the market, we don’t have that long historical relationship with those guys. Even though we were selected as having the best products, we lost the deal because we didn’t have the relationship. Having said that, having given up on it, we are

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

about to get back in. But especially if you look at the international markets, we don’t have the relationships to carry the switch digital video internationally. We don’t have the telephone relationships. This is clearly an area where we can get a lot of acceleration because Cisco has these relationships and we have things we can sell them. We just don’t have the relationships with the customers.

John Chambers - Cisco Systems - President & CEO

It’s interesting. One last comment on the cable. Jim touched base with his two largest. I touched base with my largest and my largest said, John, this makes tremendous sense for you all together and we view you in a different way than we even did before even though you were very strategic before. Thank you, Tim.

Operator

Brantly Thompson, Goldman Sachs.

Brantley Thompson - Goldman Sachs - Analyst

John, I was wondering if you could talk a little bit about the growth rate. You had put into two buckets; SFA at 10 to 12% and then potentially 12 to 16%. You commented that the non U.S. is part of that opportunity. But could you talk about what things you will be putting in place to try to expand that growth rate and when we might see some milestones around that?

John Chambers - Cisco Systems - President & CEO

Sure. Breaking it into the segments. First of all, we believe that our own market, prior to this combination, was going to grow in the 10 to 15% range and we have been very open in our views on that. The second part in terms of the approach, if you begin to think about the synergies that you now bring to the telco market and to the cable marketplace, those could be pretty substantial for our joint customers today.

The elements outside the U.S., and remember, Mike, what is it? The majority of our service provider business is outside the U.S., 60% and it is growing at a faster rate than inside the U.S. in most of the quarters. Especially in the Asia-Pacific and our emerging geographies. So that clearly would be key element. IP/TV will take off. So while we are very united in architectural approach in the cable marketplace and they will be really the first service providers where we will be providing end-to-end architectures, we are beginning to see the telcos really focused on IP/TV and Jim’s team has been able to do that in a very unique way in talking to the customers, not mentioning the combination when they talked about Scientific-Atlanta. They said this company really gets this and they have both the products. But more importantly an integration capability to tie it together. Thank you very much.

Operator

Alex Henderson, Citigroup.

Alex Henderson - Citigroup - Analyst

I was wondering if you could talk a little bit about the advanced technology decision to categorize this as one. It seems a little bit different from what most people would have thought was the approach. It almost seems like you’re taking existing businesses and slicing them in and calling them advanced technologies platforms now. Should we be changing the way we’re thinking about that a little bit? You are starting with an acquisition here that is fairly sizable, which obviously puts you much further down the curve. How should we think about further acquisitions that might launch advanced technologies platforms? Should we be viewing this as one of a number of steps to fill out that platform?

John Chambers - Cisco Systems - President & CEO

I think that would be the right way to do it. I think if you think about advanced technologies, you want to think about it as technology market segments that have a potential to be $1 billion business for Cisco that we think we can maintain if we execute right a sustainable differentiation

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

that our target is 40% plus marketshare as we move into those, and that it fits in and could be integrated with our other advanced technologies in our core routing and switching. Scientific-Atlanta clearly hits all those elements.

We will use emerging technologies and we’ve announced two of them already this year as if you think about it internal development, in terms of opportunities that may develop in advanced technologies. And when they become advanced, we then will focus the resources of the whole company on them. But our movement the other day with the Linksys One approach and our movement today, we will announce one more yet this year probably at the analysts meeting in terms of a ninth advanced technology; really speaks to movement into new markets that we believe will integrate tightly over time into our strategy. If we do our job right, you will see us just continue to generate those. I don’t expect them all to be successful, although I know this one will. But we will take some of the risk in other advanced technologies as we move forward.

Alex Henderson - Citigroup - Analyst

If I might follow on with that. Historically, you talk about integration risk as a major concern about doing larger acquisitions. If you’ve got this fairly sizable acquisition to integrate, should we anticipate that that would diminish the probability of a similar approach in the near-term at least?

John Chambers - Cisco Systems - President & CEO

Let me answer that question indirectly. I don’t have — I don’t normally do what I call medium-sized acquisitions. We have done two or three of them in the past. We may do some of them in the future. We don’t believe in real large acquisitions. 5000 of Jim’s people are in the manufacturing arena, about 2000 are in the professional service engineering arena, etc. So for 2000 engineers, I don’t view this as a large acquisition in the sense that is going to take a huge amount of time to get the groups working effectively.

The fact that we’re keeping it as an independent division reporting to Mike and the service provider strategy speaks to the importance of not losing momentum as we move forward in this arena. But I think, just like our sampling of acquisitions that we have done over the last 12 years has been in a range that this one very much fits into, the majority of them will continue to be small acquisitions, privately held, 100 engineers being ideal. But, Alex, what we will never violate is once a market starts to go, we see the market transition occurring, if we are not in the first five there on our own internal development, we will either partner or acquire one of the first five. This video is way to important to me and to Jim to do this in a partnership type of arrangement. So I think you’ll find that they will fit in very, very tightly in terms of the direction.

Jim McDonald - Scientific-Atlanta - President & CEO

I think one of the things you will see as a trend is customers are going to continue to reduce the number of vendors that they have and the reason is that the integration of these things is the critical element and the more vendors you bring to the table, the more difficult the integration problem is. So I think anyone that can come to market with a complete set of solutions is going to make this an awful lot easier for the customers.

John Chambers - Cisco Systems - President & CEO

It’s basically as those products are at first loosely coupled together and then tightly coupled together. So this is right down the sweet spot. It’s what we said we were going to do for a decade; data, voice, video converging with mobility. We think time will tell if we’re right but we think it is a huge move both in the service provider and in the consumer marketplace. But looking out two to four years, I think we will also expand it in our enterprise direction. Next question please.

Operator

Bill Becklean, Oppenheimer.

Bill Becklean - Oppenheimer - Analyst

I’d like to pursue the whole notion of increasing Scientific-Atlanta’s growth rate from 10 to 12 to 12 to 16 and that is — it strikes me as the entire market for Scientific-Atlanta’s products isn’t growing 12 to 16. So what you’re talking about is trying to drive an entire market, not just take share, to get Scientific-Atlanta’s growth rate up and that follows into my more important question and that is when I’m looking at your advanced

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

technology initiatives, most of those have had very high growth rates associated with them. Are you telling us here that there are no billion dollar opportunities out there that are going to be growing north of 15% that can drive your top-line growth in the future?

John Chambers - Cisco Systems - President & CEO

It’s the reverse of that, Bill and thank you for the question that I know may be on people’s mind. First the advanced technology that we announced, the Linksys One, is a super high-growth marketplace and they will start small but the growth rates from those companies, as we have seen in other areas, if they are successful is, in the early phases, in the 50 to 100 maybe even 200% type of ranges year-over-year. As you begin to look at driving an entire market, I’d just like to qualify that by saying think about Scientific-Atlanta, 75% of your business here in the U.S., 25% outside the U.S. So you have the majority of the world for their products at the present time had not gotten the penetration and we had the relationships in these key service providers from the BTs, to the DTs, to the Telefonicas, to Telecom Italias, the emerging markets, the Telstras, the areas in India, etc. So we actually see this as a major opportunity to gain a larger share of that $10 billion market looking out let’s say by 2009, 2010 from the 2 billion that Scientific-Atlanta has.

The synergies will also tie, that if we do our job right, we will sell more of our product and the combination will allow us to get higher gross margins and also improve dramatically the services and profitability our partners have. So I think you’ll see us do both. You’ll see us enter certain markets that are very strategic to us that are growing in more our traditional growth rates and we think we can accelerate those by a combination. You’ll continue to see us enter a number of markets that are new and have rapid growth but will probably be material looking out two to five years and then you will see us continue to drive our current advanced technologies, which I’m very pleased with. They grew about 25% quarter-over-quarter this last quarter. So it will be a combination of all the above and Bill, thank you for the clarification question.

Operator

Mark Sue, RBC Capital Markets.

Mark Sue - RBC Capital Markets - Analyst

Can you just give us some further specifics on execution and management, on senior management commitments? How do you prevent Scientific-Atlanta from becoming another Sailent (ph)? And separately, if I look at end-to-end video, it still seems we’re missing some elements for IP/TV. How much more do you need to spend on video and how much do you need to spend on mobility?

John Chambers - Cisco Systems - President & CEO

I’m going to divide the question between Jim and I. One of the things that Jim does extremely well is this culture here is one of very much an employee family. Their loyalty and their turnover is actually even better than Cisco which we run, as you all know, 4% voluntary. We also have done a remarkable job. Some of the acquisitions, we’ve held all managers for nearly a decade. Some of the others we’ve had a little bit more turnover. But if you watch our turnover of our acquired companies, in total they only run about 4%. So the first thing you look at in terms of the Company as to the strategicness to you is can you hold the key leaders and can you hold the key engineers and salespeople, etc.

Jim and I are very comfortable with our ability to do that, and actually the team has signed up to very fair contracts both ways. So it really is based upon trust but also willing to put the financial commitments behind their commitment along that line. Jim, you know your team here, and I am very comfortable about their commitment, but maybe if you could expand on that.

Jim McDonald - Scientific-Atlanta - President & CEO

Well, I think if you not only think of the top management but if you think of the whole company, generally this is a company where people come to work and they stay here. We don’t have much turnover. I’m on my 13th year here, and when I go to the staff meeting, I’m the youngest one in the history of the company in terms of employment. So all of the people that basically work for me have been here before I got here. And if we look at all of our people across the organization, they have a tremendous loyalty not only to the company but to the customers we work with and to each other. So it wasn’t very difficult to get the people to say, look, we want to stay part of this.

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

I think the other part is we share a common vision of where this is going. And it is a lot easier when you’ve got people all linked in to where they’re going and they have a common view of this to keep them going in that direction.

John Chambers - Cisco Systems - President & CEO

The interesting thing, Mark, as we work through this transaction, you learn more about people under stress from both sides than any other time before. While I kidded earlier about having people to talk like I do in terms of the southern accent, it was the ability of both of our teams at all levels to work through issues with an unusual candidness, but yet a trust and building. And the relationships got stronger and stronger throughout this as opposed to what normally occurs in terms of getting frayed the reverse way.

Mike, just maybe very quickly on IP/TV and mobility, the thoughts?

Mike Volpi - Cisco Systems - SVP & General Manager

Sure. A couple of quick comments that I would make on both IP/TV and your question about mobility. First, you have to realize as was clear in John and Jim’s comments earlier that a part of the video market is, of course, an existing market, which is where the cable operators plan. But part of the video market is clearly a brand-new market segment that comes about by the delivery of video over DSL infrastructure or fiber infrastructure, high-speed, telco, broadband infrastructure. This is a massive market segment, and as is clear, the video expertise which is brought to the table by the Scientific-Atlanta team is quite unique. Video is a systems solution, meaning that you really can’t put it together in a way in which customers and consumers are accustomed to without interlinking the key components together in a systematic approach. And that knowledge base is extremely critical for a lot of the newer customers such as the telcos that don’t really have a deep amount of experience to that area today. So we think that this IP/TV is a huge opportunity for the combined companies, both domestically as well as internationally, where Cisco has a great deal of coverage.

In terms of the question about mobility, and mobility is a huge field and has a lot of opportunity, I would cite a couple of areas where I think there is some relevance here. First of all, as you might imagine with broadband inside homes comes WiFi, and as WiFi becomes increasingly a distribution mechanism within the home, the importance of tying that together with a central location in the home which can be thought of as the set-top box location, is something that we think we have a very interesting opportunity to pursue here and do some good things with. The other piece is that we do think that long-term, video comes about on terminal devices, on handsets, on other new kinds of devices which some might be made by Linksys and some might be made by others, but the delivery of video to those devices is again a systems level approach. It’s not just about catching a stream and showing it on this smaller device or this portable device, but it is about plugging together the pieces so the consumer experience can be held together.

Again, that’s where a great deal of Scientific-Atlanta systems level experience can be brought to bear and differentiate the combined companies in the marketplace.

John Chambers - Cisco Systems - President & CEO

Next question, please.

Operator

Christin Armacost with SG Cowen.

Christin Armacost - SG Cowen - Analyst

Two questions. First, can you talk about how you plan to integrate the Linksys division with Scientific-Atlanta? I believe Linksys did acquire a set-top box like technology called KISS. And then secondly with respect to the U.S. market specifically, there has been a lot of deals already announced for the quadruple play from the telcos. So do you think this acquisition today could change any of the deals already announced? Thank you.

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

John Chambers - Cisco Systems - President & CEO

Jim, I’m going to ask you to answer that second one, but without saying specific names of customers, as we both know every one of these in the U.S. It will absolutely be a huge opportunity for us outside the U.S. as we capitalize on it. Right time will tell if we can do that or not. In terms of Linksys and Scientific-Atlanta and Cisco core routing and switching, we will over time tightly couple the architectures together on that. I look at Linksys with the KISS acquisition not as a set-top acquisition at all, but moving intelligence into DVDs and moving intelligence throughout the market. But if it goes to the extent that we hope that it will, that you will be able to manage, download information, service, etc., electronic devices in the home through a Linksys portal.

So our intent from the time we bought Linksys all the way through was not only to move down market into the consumer entertainment and total communications of data, voice, video with mobility, but also to move up market to where the service providers could use the Linksys products, uniquely manage them, roll them out to the consumer, and what we announced this last week, even to the low-end of small to medium-size business. In terms of a little bit of product overlap, that is normal in a marketplace, and I don’t think it will be a distraction at all. But I see Linksys being separate from Scientific-Atlanta, and both of those separate from our core direction on routing and switching to other advanced technologies.

Jim, maybe your thoughts about customer markets here. And I know we can almost finish each other’s sentences with the customers here in terms of what opportunities may be, but without getting too specific in a way that might get us in trouble with them.

Jim McDonald - Scientific-Atlanta - President & CEO

Well, on our last conference call I told people that we were in possession of material information and we weren’t able to buy our stock, and everybody is going to conclude that this was that. Well, there’s actually more than that. There’s other things out there, so our hope is that we are going to want a piece of all the major telephone players. So some announced, some not announced. The key for this is that you’ve got to go in and build the relationship with them. You have got to go — really figure out exactly where they want to go, and most of these customers all want something a little bit different. It’s all built off of the same core technology, but you have to package it a little bit differently.

So I think what you find is that as you build these relationships, there is an opportunity to do more and more for these customers. And if you look at the capital budgets of a couple of guys, they’re almost as large as the whole cable industry by themselves individually. So it is a huge opportunity to supply these guys, and you never give up on them. You’ve just got to keep going back.

John Chambers - Cisco Systems - President & CEO

I think Jim and I both enjoy selling, but more importantly we enjoy developing relationships which last to make a difference in the market. So I think you’ll see this expertise go into the telco market pretty effectively.

Jim McDonald - Scientific-Atlanta - President & CEO

If we add value, they’ll do business with us.

John Chambers - Cisco Systems - President & CEO

Next question please, operator.

Operator

Ladies and gentlemen, that was our last question. Cisco Systems and Scientific-Atlanta invite you to a business and technical overview of this announcement at 11:00 AM Eastern time today. Telephone information and webcast access can be found on both companies’ Web pages.

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FINAL TRANSCRIPT

Nov. 18. 2005 / 5:30AM, CSCO - Cisco Systems, Inc. announces agreement to acquire Scientific-Atlanta, Inc.: A CEO Overview with John Chambers (CSCO) & Jim McDonald (SFA)

John Chambers - Cisco Systems - President & CEO

Operator, let me just close on behalf of Jim and I and our employees and our shareholders and our customers, we thank you for the time we spent with you today. We really think this offers a very unique opportunity in a marketplace and a chance to really, I think, lead in this next market transition on their quadruple play, but also really focus initially on the service provider and the consumer. So thank you very much for joining us. Jim, it’s going to be fun working together.

Jim McDonald - Scientific-Atlanta - President & CEO

And I would also like to thank you for joining us. I would certainly pass along to all our employees that we’re certainly proud of all the things we have done and all the things that we’re going to be able to do together in the future. And we will get around to see all the customers as soon as we can. We know that you’ll have a lot of questions, but we will get there very quickly and we’ll be talking to you today and tomorrow — today and Monday. So thank you for joining us.

John Chambers - Cisco Systems - President & CEO

Thank you, operator.

Operator

Ladies and gentlemen, if you would like to listen to the call in its entirety, you may call 800-841-4034. For participants dialing from outside the U.S., please dial 203-369-3360. You may disconnect at this time.

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Additional Information and Where to Find It

In connection with the proposed acquisition and required shareholder approval, Scientific Atlanta will file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to the shareholders of Scientific-Atlanta. Scientific-Atlanta’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Scientific-Atlanta. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Scientific-Atlanta by going to Scientific-Atlanta’s Investor Relations page on its corporate website at www.scientificatlanta.com.

Scientific-Atlanta and its officers and directors may be deemed to be participants in the solicitation of proxies from Scientific-Atlanta’s shareholders with respect to the acquisition. Information about Scientific-Atlanta executive officers and directors and their ownership of Scientific-Atlanta common stock is set forth in the proxy statement for the Scientific-Atlanta 2005 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Scientific-Atlanta and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

In addition, Cisco and its officers and directors may be deemed to have participated in the solicitation of proxies from Scientific-Atlanta’s shareholders in favor of the approval of the acquisition. Information concerning Cisco’s directors and executive officers is set forth in Cisco’s proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on September 26, 2005, and annual report on Form 10-K filed with the SEC on September 19, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Cisco’s Investor Relations Website at http://www.cisco.com/go/investors.

Filed by Scientific-Atlanta, Inc. Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Scientific-Atlanta, Inc.

Commission File No.: 1-5517

The following is a slide presentation given on November 18, 2005 during a conference call with analysts and others announcing Cisco Systems, Inc.’s definitive agreement to acquire Scientific-Atlanta, Inc.

Cisco Systems, Inc. Conference Call

November 18, 2005

Cisco Confidential 1

Forward-Looking Statements

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements

This press release contains forward-looking statements which are subject to safe harbors created under the U.S. federal securities laws. These statements include, among others, statements regarding the expected financial performance of Cisco (including earnings projections) following completion of the acquisition, Cisco’s ability to achieve the expected synergies and other strategic benefits as a result of the acquisition, the strengthening of Cisco’s leadership position across the entire networked digital home as a result of the acquisition, and the timeframe during which the acquisition is expected to close. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, obtaining Scientific-Atlanta’s shareholder and regulatory approval of the acquisition, the potential impact on the business of Scientific-Atlanta due to uncertainty about the acquisition, the retention of employees of Scientific-Atlanta and the ability of Cisco to successfully integrate Scientific-Atlanta’s market opportunities, technology, personnel and operations and to achieve planned synergies. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Cisco’s most recent Form 10-K filed with the SEC on September 19, 2005 and of Cisco’s subsequently filed Forms 10-Q. The parties undertake no obligation to revise or update any forward-looking statements for any reason.

Additional Information and Where to Find It

Scientific-Atlanta has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the shareholders of Scientific-Atlanta. Scientific-Atlanta’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Scientific-Atlanta. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Scientific-Atlanta by going to Scientific-Atlanta’s Investor Relations page on its corporate website at www.scientific-atlanta.com.

In addition, Scientific-Atlanta and its officers and directors may be deemed to be participants in the solicitation of proxies from Scientific-Atlanta’s shareholders with respect to the acquisition. A description of any interests that Scientific-Atlanta’s officers and directors have in the acquisition will be available in the proxy statement. In addition, Cisco and its officers and directors may be deemed to have participated in the solicitation of proxies from Scientific-Atlanta’s shareholders in favor of the approval of the acquisition. Information concerning Cisco’s directors and executive officers is set forth in Cisco’s proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on September 26, 2005, and annual report on Form 10-K filed with the SEC on September 19, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Cisco’s Investor Relations Website at http://www.cisco.com/go/investors.

Agenda

Cisco’s Overall Strategy for the Service Provider and Consumer Market Segments

How Scientific-Atlanta Enhances Overall Strategy Scientific-Atlanta’s View on the Marketplace Q&A

Cisco Confidential 3

Cisco… Now the Quad Play Leader Data / Voice / Mobility / Video

Video is emerging as the key strategic application in the service provider quadruple play bundle Scientific-Atlanta’s scale, experience builds on Cisco’s commitment / leadership in the service provider market Combined team offers unmatched experience in delivering large-scale video systems and networks Linksys and Scientific-Atlanta combination extends Cisco’s leadership position across the networked digital home Cisco international presence and IP leadership creates strategic synergies that accelerate combined growth opportunity

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Scientific-Atlanta… Completes the "Quad Play" Offering

Video	Voice	Data
Win Video, Win the Consumer	VoIP Becoming Mainstream	Broadband Buildout Ramping

IP Mobility

© 2006 Cisco Systems, Inc. All rights reserved.

Cisco Confidential 5

Scientific-Atlanta…

Completes the “Quad Play” Offering

Video

Win Video, Win the Consumer

Voice

VoIP Becoming Mainstream

Data

Broadband Buildout Ramping

IP Mobility

© 2005 Cisco Systems, Inc. All rights reserved.

Cisco Confidential 5

Cisco Welcomes a World-Class Team

Subscriber Systems

End-to-End Subscriber Systems, DVR & Non-DVR Set tops, HD & standard definition Set tops, System & Client Software, Cable HSD/Voice Modems, Home Networks

Transmission Networks

HFC Networks,

Satellite Systems, Head-ends, Network Management, Digital Transport

SciCARE

Systems Integration,

24/7 Customer Support, Consulting,

Remote Maintenance & Network Management, Training Installation and Program Management

Catching the Video Market Transition

HBO

DIGITAL CABLE

DVR

INTERNET
SPOT
.TV
WEB
ON DEMAND

IPTV

HIGH DEFINITION

INTERACTIVE TV

Music Video

VIDEO TO OTHER DEVICES

Advanced Video Quality

Personalized Video Experience

Video Network Convergence

© 2005 Cisco Systems, Inc. All rights reserved.

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Catching the Video Market Transition

DIGITAL CABLE

DVR

IPTV

HIGH DEFINITION

INTERACTIVE TV

VIDEO TO OTHER DEVICES

Advanced Video Quality

Personalized Video Experience

Video Network Convergence

© 2005 Cisco Systems, Inc. All rights reserved.

Cisco Confidential 7

SP Video—The Next Investment Wave

Cable operators are entering network and set top box upgrade cycle to deliver advanced video services Telco’s have begun building entirely new infrastructures for video entertainment delivery

Telco IPTV

Cable Video $3.6B

2004

Source: Infonetics, Cisco $9.9B

CAGR = 22%

2009

© 2005 Cisco Systems, Inc. All rights reserved.

Cisco Confidential 8

Cisco Delivers the Complete Digital Home

Networked Entertainment
Home Networking, Media Sharing Throughout the Home

Voice & Video
Digital, DVR, High Definition

End User

Content
Audio, Video, Interactive Content

Broadband
ADSL2+, FTTx, DOCSIS 3.0, WiFi

Cisco Delivers the Complete Digital Home

Networked Entertainment

Home Networking, Media Sharing Throughout the Home

Content

Audio, Video, Interactive Content

End User

Voice & Video

Digital, DVR, High Definition

Broadband

ADSL2+, FTTx, DOCSIS 3.0, WiFi .

Cisco Confidential 9

© 2005 Cisco Systems, Inc. All rights reserved.

Global Technology and Customer Synergy

	U.S.A.			International		
	Scientific Atlanta		Cisco Systems	Scientific Atlanta		Cisco Systems
Cable		Sell complementary product lines			Sell complementary product lines	
Telcos		Migrate to IP video			Migrate to IP video	

© 2005 Cisco Systems, Inc. All rights reserved.

Cisco Confidential
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Global Technology and Customer Synergy

U.S.A.

International

Cable

Telcos

Sell complementary product lines

Sell complementary product lines

Migrate to IP video

Migrate to IP video

© 2005 Cisco Systems, Inc. All rights reserved.

Cisco Confidential 10

Accelerating the Growth Opportunity

International Expansion
Quadruple Play Integration
Networked Digital Home
Synergies
Video Head-ends
Set Top Boxes
System Integration
Telco / IPTV
Head-end Systems
Set Top Boxes
Data & Voice CPE
Cable
12–16%
10–12%
FY'05–10 CAGR

Note: Not drawn to scale

Accelerating the Growth Opportunity

International Expansion Quadruple Play Integration Networked Digital Home

Video Head-ends Set Top Boxes System Integration

Head-end Systems Set Top Boxes Data & Voice CPE

Synergies

Telco / IPTV

Cable

12–16%

10–12%

FY’05–10 CAGR

Note: Not drawn to scale

© 2005 Cisco Systems, Inc. All rights reserved.

Cisco Confidential 11

© 2005 Cisco Systems, Inc. All rights reserved.

Cisco Confidential 12

© 2005 Cisco Systems, Inc. All rights reserved.

Cisco Confidential 13

Additional Information and Where to Find It

In connection with the proposed acquisition and required shareholder approval, Scientific Atlanta will file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to the shareholders of Scientific-Atlanta. Scientific-Atlanta’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Scientific-Atlanta. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Scientific-Atlanta by going to Scientific-Atlanta’s Investor Relations page on its corporate website at www.scientificatlanta.com.

Scientific-Atlanta and its officers and directors may be deemed to be participants in the solicitation of proxies from Scientific-Atlanta’s shareholders with respect to the acquisition. Information about Scientific-Atlanta executive officers and directors and their ownership of Scientific-Atlanta common stock is set forth in the proxy statement for the Scientific-Atlanta 2005 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Scientific-Atlanta and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

In addition, Cisco and its officers and directors may be deemed to have participated in the solicitation of proxies from Scientific-Atlanta’s shareholders in favor of the approval of the acquisition. Information concerning Cisco’s directors and executive officers is set forth in Cisco’s proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on September 26, 2005, and annual report on Form 10-K filed with the SEC on September 19, 2005. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to Cisco’s Investor Relations Website at http://www.cisco.com/go/investors.